MASTER CONTRACT MANUFACTURING AGREEMENT
(International)

THIS AGREEMENT is dated as of June 8, 2009, and is between PURESPECTRUM, INC., a Nevada corporation with its principal place of business at 340 Eisenhower Drive, Suite 610, Savannah, Georgia 31406-1616 (***"PS"***), and ARCATA ELECTRONICS, a corporation with its principal place of business at No. 18, Lane 628, Zhangliangtang rd., Qing Pu Industry Park, Shanghai, China 201716 (***"Manufacturer"***).

WHEREAS, PS is an environmentally conscientious technology firm engaged in the development of proprietary linear fluorescent ballasts and other lighting products;

WHEREAS, Manufacturer is an established manufacturer of linear fluorescent ballasts and other lighting products; and

WHEREAS, PS desires to appoint Manufacturer as its non-exclusive manufacturer and supplier of certain linear fluorescent ballasts and other products, upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions

The following terms, whenever used in this Agreement, have the meanings set forth below:

"Affiliate" of a party means any Person, directly or indirectly, controlling, controlled by, or under direct or indirect common control with the party; and "control" means the direct or indirect ownership of more than 50% of the voting securities of another Person.

"Confidential Information" of a party means all technical, business, and other information disclosed by or obtained from such party as more fully defined in the Confidential Information and Non-Disclosure Agreement previously entered into by the Parties dated March 13,2009.

"Intellectual Property Right" means any and all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation, all: (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works rights, mask work applications, mask work registrations; (iii) rights associated with trademarks, service marks, trade or business names (whether or not any of these are registered), (iv) rights relating to the production of trade secrets and confidential information, including proprietary rights in trade secrets, know-how, designs or databases; (v) any rights analogous to those set forth in this paragraph and any other proprietary rights relating to intellectual property; and (vi) divisionals, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired, and whether registered or unregistered existing anywhere in the world.

"Manufacturer Indemnitees" means Manufacturer, its Affiliates, their respective successors and assigns, and their respective officers, directors, employees agents and contractors, in their individual capacities or otherwise.

"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, or other entity or governmental agency.

"Products" means the products to be manufactured and supplied pursuant to this Agreement, as described on a schedule attached hereto as **Exhibit A** or subsequently executed by the parties in accordance with **Section 2.3**.

"PS Indemnitees" means PS, its Affiliates, their respective successors and assigns, and their respective officers, directors, employees agents and contractors, in their individual capacities or otherwise.

"PS Specifications" means any Specifications that are provided by PS pursuant to this Agreement.

"Purchase Order" means a written order executed by an authorized representative of PS pursuant to this Agreement setting forth the proposed terms for the manufacture and supply of Products.

"Rules" means the Commercial Arbitration Rules of the American Arbitration Association, and any applicable expedited procedures thereunder, as now or hereafter amended.

"Specifications" means the standards, drawings, designs, schematics, artwork, trademarks, packaging, samples, methods, processes, performance requirements and specifications relevant to the Products, including, without limitation, any of the same required by PS's customers that may be communicated to Manufacturer from time to time.

"Subcontract and Sublicense Agreement" shall have the meaning set forth in **Section 2.4**.

"Subcontractors" means those contractors employed by Manufacturer to produce components and assembly necessary or desired for the production of the Products.

2. Appointment

2.1 Subject to the terms and conditions of this Agreement, PS hereby appoints Manufacturer as a non-exclusive manufacturer and supplier of the Products. Upon acceptance of a Purchase Order in accordance with **Section 3**, Manufacturer shall produce, package, store and ship Products in accordance with good manufacturing practices prevailing in the industry and in compliance with this Agreement, as may be agreed upon by the Parties from time to time during the performance of this Agreement.

2.2 Manufacturer acknowledges and agrees that this appointment is non-exclusive, and that PS may procure the same or similar products from other sources in its sole discretion.

2.3 From time to time during the term of this Agreement, the parties may execute one or more schedules which describe the Products to be manufactured and supplied pursuant to this Agreement, and which schedules shall incorporate the terms of this Agreement by reference. The initial schedule(s) shall be attached hereto as **Exhibit A**. Each additional schedule shall become effective when executed by an authorized representative of each party, and shall contain, at a minimum, the following information: (i) the product numbers or other designations identifying the Products; (ii) the prices for the Products in U.S. dollars; (iii) the Specifications for the Products (or references thereto); (iv) any applicable forecasts; and

(v) any additional terms and conditions agreeable to both parties. Any forecasts provided by PS are for informational purposes only, and shall not give rise to any obligation or liability on the part of PS.

2.4 PS acknowledges and agrees that, subject to the terms and conditions hereof, Manufacturer may subcontract the procurement of components and materials, manufacture and assembly of some or all of the Products to one or more of the Subcontractors. Manufacturer shall at all times remain primarily responsible for all of its obligations hereunder, and the appointment of one or more subcontractors shall not relieve Manufacturer of any such responsibility. Manufacturer shall guarantee and be responsible for ensuring Subcontractors' compliance with the terms of this Agreement. Manufacturer hereby undertakes to accommodate reasonable requests by PS or its customers to inspect the manufacturing facilities of the Subcontractors where Products for PS are manufactured. PS agrees that it shall not enter into any kind of business relationship, either directly or indirectly with any of the Subcontractors employed by Manufacturer in furtherance of this Agreement for a period of one (1) year after the termination of this Agreement. Notwithstanding the foregoing, PS shall have no liability or obligation in the event any of PS's contract manufacturers or subcontractors enters into a business relationship with any of the Subcontractors employed by Manufacturer at any time unless PS knowingly caused the same to occur.

3. Order Process

From time to time during the term of this Agreement, PS may issue to Manufacturer one or more Purchase Orders for the manufacture and supply of the Products. Each Purchase Order will be deemed accepted by Manufacturer upon Manufacturer's first shipment or other tender thereunder, or upon written acceptance thereof by Manufacturer, whichever occurs first. Each Purchase Order shall become binding upon the parties upon Manufacturer's acceptance or deemed acceptance thereof.

4. Cancellation of Purchase Orders

4.1 PS shall have the right to cancel any one or more outstanding Purchase Orders, in whole or in part, for any reason and at any time by giving written notice to Manufacturer subject to the terms and conditions of this **Section 4**.

4.2 Upon cancellation of a Purchase Order pursuant to this **Section 4**, PS shall pay to Manufacturer the following amounts without duplication: (i) the Purchase Order price for all Products delivered to and accepted by PS and not previously paid for; (ii) the cost of work in process and materials transferred and delivered to PS pursuant to **Section 4.3**; and (iii) the actual cost of discharging liabilities which are directly attributable to the cancellation of the Purchase Order. Payment made under this **Section 4** shall not exceed the aggregate price specified or referenced in the cancelled Purchase Order, less payment otherwise made or to be made hereunder. Manufacturer is required to use all commercially reasonable efforts to mitigate the costs and other amounts payable by PS under this Section.

4.3 Upon cancellation of a Purchase Order pursuant to this **Section 4**, Manufacturer shall, unless otherwise directed by PS, (i) immediately terminate all work under the Purchase Order; (ii) terminate all subcontracts relating to the performance of the Purchase Order; (iii) settle all claims arising out of such termination of subcontracts; (iv) transfer title and deliver to PS (A) all completed work which conforms to the requirements of the cancelled Purchase Order and does not exceed in quantity the amount authorized for production by PS and (B) all reasonable quantities (but not in excess of amounts authorized by PS) of work in process and materials produced or acquired in respect of the performance of the cancelled Purchase Order which are of a type and quality suitable for producing Products which conform to the requirements of the cancelled Purchase Order and which cannot reasonably be used by Manufacturer in producing supplies for itself or for its other customers; and (v) submit to PS promptly, but not later than

three months from the effective date of cancellation, a request for payment in accordance with to **Section 4.2.**

5. Delivery and Shipping Terms

Manufacturer shall deliver the Products FOB Port in Shanghai or such other port as agreed to by the parties, in the quantity and on the delivery dates specified in the applicable Purchase Order. The term "FOB" shall have the meanings set forth in INCOTERMS 2000. Time is of the essence of each Purchase Order. Title and risk of loss or damage to the Products will pass from Manufacturer to PS or its designee at the time the Products are physically and properly delivered to and accepted by PS or its designee at the location specified in the applicable Purchase Order. Within three (3) days of the shipment thereof, Manufacturer will notify PS of the shipment of any Products manufactured under this Agreement, providing to PS the Purchase Order number, the number of units shipped, and the name of the consignee. If delivery of the products is likely to be delayed, manufacturer will promptly notify PS of such delay.

6. Packaging and Labeling

All Products will be properly packaged, labeled, marked and shipped at Manufacturer's expense in accordance with PS's requirements and specifications as set forth in the applicable schedule. PS will provide the finished artwork for use on the packaging for each Product. Manufacturer shall provide all packaging materials in accordance with PS's requirements and specifications. Each packing slip, shipping notice and invoice shall bear the Purchase Order number, date of shipment, and quantity shipped. Manufacturer is responsible for any and all costs, expenses or losses which PS reasonably incurs as a result of Manufacturer's failure to comply with the foregoing.

7. Receipt and Inspection

PS reserves the right to inspect and test the Products as they are delivered, and any inspection or testing by PS shall not relieve Manufacturer of its obligations or liability hereunder or under applicable law. PS may reject any Products that are defective, damaged, non-conforming or in breach of Manufacturer's warranties, provided such rejection occurs within 30 days after receipt by PS or its customer. Upon Manufacturer receiving notice of rejection from PS, Manufacturer shall be given a reasonable period, not to exceed ninety (90) days in which to cure any defective, damaged or non-conforming Products. In the event that Manufacturer is unable or unwilling to cure, then PS may cancel without any liability the Purchase Orders relating to the affected Products. Payment for the Products shall not be construed as a waiver of PS's warranty rights under this Agreement. PS will return any rejected Products to Manufacturer, or if requested by Manufacturer, dispose of the rejected Products at Manufacturer's expense.

8. Lead-Time, Capacity and Inventory

Manufacturer will acknowledge all orders and quote a fixed delivery date within 3 working days of order reciept presumed that PS give at least 3 months rolling forecast to Manufacturer, quote a fixed delivery date within 5-7 working days of order receipt without any forecast from PS to Manufacturer in advance and will use its best efforts to accommodate the delivery requirement of the PS. PS may cancel the order if the quoted delivery date does not meet its required delivery schedule date. Manufacturer will advise PS if the lead times are expected to increase beyond 75 days from date of order. (Lead Time shall be the period from the receipt of the Purchase Order to delivery to the FOB port of shipment.) Manufacturer shall reserve such manufacturing capacity at its facilities as may be necessary to manufacture and supply in accordance herewith up to 120% of the quantity of products forecasted in the applicable schedules. Manufacturer shall not be expected to maintain any finished inventory of Products.

9. Quality Control

9.1 Manufacturer shall comply with the quality control standards and procedures agreed to herein or later from time to time by the Parties. Manufacturer shall communicate such standards and procedures to each Subcontractor, and ensure the Subcontractor's compliance therewith. PS shall have the right to amend its quality control standards and procedures from time to time upon written notice to Manufacturer; *provided, however*, that any such amendment shall not apply retroactively to any Purchase Orders previously accepted by Manufacturer or any Products supplied pursuant thereto; *provided, further*, that prices shall be adjusted, at the request of either party, to the extent reasonable in light of any increase or decrease in Manufacturer's costs to comply with such amended standards and procedures.

9.2 Subject to the provisions set forth in **Section 15**, PS shall have the right upon reasonable notice to send one or more of its authorized employees or representatives, and employees and representatives of its customers, to observe and inspect, during regular business hours, manufacturing, warehousing and other procedures and facilities used to produce, package, store and ship Products. In addition, subject to the provisions set forth in **Section 15**, PS shall have the right to inspect specified documentation and records pertaining to the manufacture and production of such Products for the purpose of confirming Manufacturer's compliance with this Agreement.

9.3 Manufacturer shall prepare and submit to PS the quality control records and reports set forth in the applicable schedules from each production run of Product for quality control purposes.

10. Financial Terms

10.1 Prices contained in any schedule executed by the parties hereunder shall be inclusive of all taxes, duties, levies, fees or other amounts to be paid or collected by Manufacturer, and any other governmental impositions on or related to the production, sale of Products as contemplated hereby or by the applicable schedule. Manufacturer will reasonably cooperate with PS in obtaining exemptions from applicable taxes, duties, levies, fees or other governmental impositions to which PS may be entitled. Unless otherwise agreed in writing, each party shall be responsible for any and all expenses that it may incur in connection with the performance of this Agreement and the Purchase Orders.

10.2 Within 15 days after shipment of Products covered by a Purchase Order, and in the case of Purchase Orders that require more than one shipment, within 15 days after each shipment, Manufacturer shall submit to PS a written invoice that sets forth, in an agreed upon form and format, (i) the Purchase Order to which the invoice relates, (ii) the Products shipped, and (iii) the amounts due. All invoices shall be due and payable within 30 days after receipt thereof by PS. Manufacturer shall not include in any such invoice terms or conditions that are in addition to or not consistent with those set forth in this Agreement or the relevant Purchase Order, and any such additional or inconsistent terms or conditions are hereby rejected. All amounts due hereunder or under any Purchase Order shall be payable in U.S. dollars. Price quotes are based on the RMB/USD exchange rate as reported by the Bank of China on its web site ("Exchange Rate"). Prices will be adjusted quarterly based on the Exchange Rate. Prices will not be changed unless the Exchange Rate changes more or less than one percent (1%) from one quarter to the next.

10.3 Prior to any refund or return, PS must contact Manufacturer and obtain a Return Merchandise Authorization ("RMA") number. Upon receipt of an RMA, PS shall return the product in question to Manufacturer for inspection and testing. Upon conclusion of its testing, Manufacturer shall contact PS and provide PS with the results of its inspection and testing of the Product. Depending on Manufacturers

conclusions, the Product in question may be replaced, repaired or disposed of if the product is determined to be defective due to a Manufacturing defect in material or workmanship. If the inspection and testing determines that the defect is attributable to design, then PS shall be notified and shall have the opportunity to confirm the results of the inspection or testing. PS's obligation to pay under the terms of Section 10.2 shall not be relieved during any period of such testing or inspection. If PS returns any Products to Manufacturer pursuant to **Sections 7**, Manufacturer shall refund any amounts paid for such returned Products, and reimburse PS for any freight and handling expenses incurred in connection with such returned Products.

11. PS Specifications

11.1 Except for the limited license granted pursuant to **Section 11.2**, Manufacturer acknowledges that all right, title and interest in and to the PS Specifications and any copies thereof and improvements thereto (to the extent permitted under applicable law), including, without limitation, any and all Intellectual Property Rights therein, are and shall remain the property of PS, and Manufacturer shall not assert any claim to the contrary. To the extent Manufacturer or any of the Subcontractors acquires any right, title or interest (including, without limitation, any Intellectual Property Rights) in and to the PS Specifications in addition to the limited license granted pursuant to **Section 11.2**, Manufacturer (i) shall, and hereby does, transfer, convey and assign all such right, title and interest, solely, irrevocably, perpetually and exclusively to PS, (ii) agrees to cause the Subcontractor(s) to transfer, convey and assign all such right, title and interest, solely, irrevocably, perpetually and exclusively to PS, (iii) agrees to execute (and cause the Subcontractor(s) to execute) such further grants and assignments as PS may request from time to time for the purpose of further evidencing, enforcing, registering or defending PS's right, title and interest in and to the PS Specifications, and (iv) hereby constitutes and appoints PS as its agent to execute and deliver only such assignments or other documents required under clause (iii) which PS requests in writing but Manufacturer fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

11.2 PS hereby grants Manufacturer the limited, non-exclusive, royalty-free right and license to (i) use the PS Specifications for the sole purpose of performing Manufacturer's obligations under this Agreement, and (ii) sublicense the rights licensed under clause (i) above to Subcontractors that have executed the Subcontract and Sublicense Agreement for the sole purpose of manufacturing and supplying Products to PS or its designees; *provided, however*, that any such sublicense shall be upon and subject to the terms and conditions contained in the Subcontract and Sublicense Agreement. Manufacturer shall ensure that any sublicense granted hereunder complies with all applicable laws, rules and regulations, including, without limitation, any requirement to record or register licenses of Intellectual Property Rights. Except as expressly set forth in the immediately foregoing sentence, nothing contained in this Agreement shall be construed as conferring upon Manufacturer any right or license with respect to the PS Specifications, by implication, estoppel or otherwise.

11.3 Without limiting the generality of the foregoing, nothing in this Agreement or any conduct pursuant hereto shall be construed as conferring upon Manufacturer any right or license to use the PS Specifications to manufacture any goods for the benefit of any Person other than PS or its designees, or to sell or otherwise provide any Person other than PS or its designees with any goods manufactured using the PS Specifications. At any time upon PS's request, Manufacturer shall return or deliver to PS without any consideration the PS Specifications and any copies thereof within its possession or control.

11.4 Nothing in this Agreement shall give Manufacturer any right, title or interest in (i) any PS-owned trademark, any trademark licensed to PS or any private trademark designated by PS; (ii) any PS or other trade name; or (iii) the goodwill connected with any such trademark or trade name, except the right to use the same in strict accordance with the terms and conditions of this Agreement. Manufacturer shall not

contest the validity or ownership of a trademark claimed by PS, or assist others in contesting the validity or ownership of any such trademark unless compelled to do so by process of law. Manufacturer shall not use any trademarks or trade names of PS other than as necessary for the performance of this Agreement, or register or attempt to register any trademarks or trade name that are owned or used by PS, or trademark or trade name that is confusingly similar.

11.5 In the event Manufacturer becomes aware of any infringement of PS's Intellectual Property Rights relating to the Products, the PS Specifications or any of PS's trademarks, including, without limitation, any infringement by a Subcontractor, Manufacturer shall promptly notify PS of the same in writing. The parties acknowledge and agree that, as between PS and Manufacturer, PS shall have the sole and exclusive right to enforce PS's Intellectual Property Rights, and Manufacturer shall not attempt to enforce the same against any third party.

12. Representations and Warranties.

12.1 PS represents and warrants that the PS Specifications provided by PS, as provided by PS without modification or addition of subject matter, do not infringe upon the Intellectual Property Rights of others.

12.2 Manufacturer represents and warrants that:

(i) The Products (including, without limitation, any components contained therein) and the assembly and manufacture thereof conform to the applicable Specifications in all respects, and the Products are free of any material defects; *provided, however*, Manufacturer shall not be responsible for any defects in design to the extent attributable to the PS Specifications provided by PS.

(ii) The Products are delivered to PS or its designee free and clear of any liens, charges, claims, security interests, hypothecations, or other encumbrances of any nature, kind or description.

(iii) The Products do not infringe upon the Intellectual Property Rights of others; *provided, however,* Manufacturer shall not be responsible for any such infringement to the extent attributable to the PS Specifications provided by PS.

(iv) The Products, and the manufacture thereof, materially comply with all applicable laws, regulations and industry standards, including, without limitation, all applicable quality and safety standards; *provided, however,* Manufacturer shall not be responsible for any non-compliance to the extent attributable to the PS Specifications provided by PS.

12.3 In the event a defect or non-conformity is discovered, in addition to any monetary damages and other remedies available for breach of warranty, Manufacturer shall perform an analysis to identify the root cause of such defect or non-conformity. Once the root cause for such failure is identified, Manufacturer shall (i) remove such root cause; (ii) monitor the production of Products to verify the effects of such corrective efforts; and (iii) provide reasonable assurances that such defects or non-conformity will not occur again.

12.4 The representations and warranties contained in this Agreement shall be construed as consistent and cumulative with one another and with all other warranties, whether express, implied or statutory, and are for the benefit of PS and all of its customers claiming by or through PS.

13. Indemnification

13.1 PS shall defend, indemnify and hold the Manufacturer Indemnitees harmless from and against any third party claim or assertion arising from or incurred in connection with any of the following, and any liabilities, obligations, damages, injuries, penalties, fines, losses, costs and expenses (including, without limitation, attorneys' fees) arising therefrom:

(i) Any breach of PS's representations, warranties, covenants or obligations hereunder.

(ii) Any personal injury or property damage allegedly caused by or allegedly necessitated by any defects in the design of the Products to the extent attributable to the PS Specifications provided by PS.

(iii) Any allegation that the PS Specifications provided by PS, as provided by PS without modification or addition of subject matter, infringe upon any Intellectual Property Rights of others.

13.2 Manufacturer shall defend, indemnify and hold the PS Indemnitees harmless from and against any third party claim or assertion (including, without limitation, any claim or assertion by a Subcontractor) arising from or incurred in connection with any of the following, and any liabilities, obligations, damages, injuries, penalties, fines, losses, costs and expenses (including, without limitation, attorneys' fees) arising therefrom:

(i) Any breach of Manufacturer's representations, warranties, covenants or obligations hereunder.

(ii) Any personal injury or property damage allegedly caused by or recalls allegedly necessitated by any manufacturing defects in the Products; *provided, however,* Manufacturer shall not be responsible for any defects in design to the extent attributable to the PS Specifications provided by PS.

(iii) Any allegation that the Products or any foreseeable uses thereof infringe upon any Intellectual Property Rights of others; *provided, however,* that Manufacturer shall not be responsible for any alleged infringement to the extent attributable to the PS Specifications provided by PS, as provided by PS without modification or addition of subject matter.

(iv) Any sublicense granted pursuant to **Section 11.2**, including, without limitation, any alleged abuse or misuse of Intellectual Property Rights in connection therewith.

(v) Any subcontract or other arrangement between Manufacturer and any Subcontractor.

14. [Intentionally omitted.]

15. Confidentiality

15.1 Neither party shall use (except to fulfill its obligations under this Agreement) or disclose to any third party any Confidential Information of the other party, whether prior to, on or after the date of this Agreement, and each party shall be responsible for ensuring that its employees, agents or contractors comply with the foregoing.

15.2 Without limiting the generality of the foregoing, neither party shall disclose (whether orally or in writing) to any third party any information with respect to the terms of this Agreement, except (i) to each party's respective officers, directors, employees, auditors, and attorneys who have a need to know in their capacity as such and who are bound by an obligation to treat the terms of this Agreement confidentially; (ii) to the extent necessary (redacted to the greatest extent possible) to comply with law or with the valid

order of an administrative agency or a court of competent jurisdiction; provided, however, that the disclosing party notifies the other party as promptly as practicable (and, if possible, prior to making such disclosure); or (iii) to the extent necessary to enforce its rights or perform its obligations under this Agreement.

15.3 If either party shall become legally compelled to disclose any Confidential Information of the other party (whether by judicial or administrative order, applicable law, rule or regulation, or otherwise), the party so compelled shall use all reasonable efforts to provide the other party with prior notice thereof so that the other party may seek a protective order or other appropriate remedy to prevent such disclosure. If such protective order or other remedy is not obtained prior to the time such disclosure is required, the party so compelled may disclose only that portion of such Confidential Information that it is legally required to disclose.

15.4 The restrictions contained in this **Section 15** shall not apply to any information that does not constitute a trade secret under applicable law two years after the expiration or termination of this Agreement for any reason.

16. Compliance with Law

Manufacturer shall, and shall ensure each Subcontractor will, comply with all applicable laws, rules and regulations in the manufacture of Products hereunder.

17. Books and Records

Manufacturer shall, and shall ensure that each Subcontractor will, maintain and retain complete and accurate books and records relating to the production, packaging, storage, shipment and return of Products. Manufacturer shall also maintain and retain such books and records as are required to be maintained pursuant to this Agreement or under federal, state, local or foreign laws, regulations, rules or guidelines, including such records and information as may be necessary to ensure compliance with applicable sales tax, goods and services tax, customs or other tax legislation. All books and records maintained by Manufacturer and each Subcontractor pursuant to this Agreement shall be made available to PS for inspection, upon reasonable notice at any time during Manufacturer's regular business hours, for the purpose of confirming Manufacturer's compliance with this Agreement. All such records shall be retained by Manufacture and each Subcontractor for a period of at least three years, and longer, if so required by applicable federal, provincial, local or foreign laws, rules or regulations.

18. Term and Termination

18.1 The initial term of this Agreement shall commence as of the date of this Agreement and shall continue for a period of 18 months, unless earlier terminated in accordance herewith.

18.2 Either party may terminate this Agreement by written notice to the other party:

(a) if the other party commits a material breach of this Agreement (other than PS's failure to pay any amount that is disputed in good faith) and such breach remains uncured for 30 days following written notice of breach by the terminating party;

(b) if a petition for relief under any bankruptcy legislation is filed by or against the other party, the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or substantially all of the other party's assets; or

(c) if the other party is dissolved or ceases to conduct business.

18.3 If any Purchase Orders are outstanding at the time of expiration or termination of this Agreement for any reason, PS shall have the right, in its sole discretion, to cancel any such Purchase Order subject to the terms of **Section 4.2** or to have it completed by Manufacturer. The terms of this Agreement shall continue to govern such Purchase Order completed or canceled pursuant to this **Section 18.3**.

18.4 At the direction of PS, Manufacturer shall either return all documents and other materials that embody PS's Confidential Information (including any copies thereof) in its possession or control, or destroy such documents or materials, and in either case certify Manufacturer's compliance with the foregoing within five business days after the effective date of expiration or termination.

18.5 Termination of this Agreement in accordance with the provisions of this **Section 18** shall be without prejudice to any other remedy to which either party may be entitled at law, in equity or under this Agreement.

18.6 Immediately upon expiration or termination of this Agreement for any reason, any and all rights and licenses granted by PS to Manufacturer and each Subcontractor with respect to PS' Intellectual Property Rights under this Agreement, including any such rights granted hereunder in the PS Specifications or any trademarks owned or licensed by PS, shall automatically cease and terminate. This provision shall not affect any rights or licenses granted under the Non-Exclusive License Agreement.

18.7 The provisions contained in **Sections 11, 12, 13, 14, 15, 19 and 20** shall survive the expiration or termination of this Agreement for any reason.

19. Arbitration

19.1 Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration, which shall be conducted in accordance with the Rules in Atlanta, Georgia, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type provided for in this Agreement. The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall decide the issues submitted to him in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined under the laws of the State of Georgia without regard to any conflicts of law principles.

19.2 Judgment on the award of the arbitrator may be entered in any court or forum having jurisdiction over the party against which enforcement of the award is being sought. The Arbitrator may award the prevailing party an award of attorney fees and costs including any fees/costs associated with the enforcement of any such arbitration award and/or court order(s) in his final award in accordance with what he deems just and equitable under the circumstances.

19.3 Anything herein to the contrary notwithstanding, without first seeking or obtaining any decision in arbitration, each party shall be entitled to (i) bring any claim or suit in any court or forum of competent jurisdiction for the purpose of evidencing, enforcing, registering or defending its Intellectual Property Rights; or (ii) seek injunctive and other equitable relief in any court or forum of competent jurisdiction to enforce the provisions of this Agreement, in each instance even if a similar or related matter has already been referred to arbitration in accordance with the terms of this **Section 19.**

20. Miscellaneous

20.1 Manufacturer may not assign this Agreement without the prior written consent of PS (which consent shall not be withheld unreasonably), and any attempted assignment without such consent shall be void. Any change in control on the part of the Manufacturer shall be deemed to constitute an assignment of this Agreement by Manufacturer, and such change in control in the absence of PS's prior written consent shall constitute an attempted assignment in violation of this **Section 20.1** and shall give PS the right to terminate this Agreement pursuant to **Section 18.2(a)**. All terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Manufacturer shall have no right to subcontract or delegate any of its obligations hereunder without PS's prior written consent except as expressly permitted in **Section 2.4**.

20.2 Unless otherwise specified herein, all notices and other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid mail, return receipt requested, by an internationally recognized overnight courier service, or by confirmed facsimile transmission, to the intended recipient thereof at such party's address or facsimile number set forth below. Any such notice or communication shall be deemed to have been duly given immediately if given in person or by confirmed facsimile, or two business days after deposit with an internationally recognized overnight courier service, or five business days after posting by mail, and in proving same it shall be sufficient to show that the envelope containing the notice or communication was duly addressed, stamped and posted or that receipt of a facsimile was confirmed by the recipient. A party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

If to PS:

PureSpectrum, Inc.
340 Eisenhower Drive, Suite 610
Savannah, Georgia 31406-1616
Facsimile: 912-351-4980
Attention: Greg McLean
Garth Kullman

With a copy to:

If to Manufacturer:

Arcata Electronics
No. 18, Lane 628, Zhang lian tang rd.
Qing Pu Industry Park
Shanghai, China 201716
Attention

With a copy to:

20.3 The parties acknowledge that the relationship of PS and Manufacturer is that of purchaser and seller and independent contractors. Nothing contained in this Agreement shall be construed to place PS and Manufacturer in the relationship of principal and agent, master and servant, partners or joint venturers. Neither party shall have, expressly or by implication, and neither party shall represent itself as having, any authority to make contracts or enter into any agreements in the name of the other party, or to obligate or bind the other party in any manner whatsoever.

20.4 This Agreement, together with the schedules and Purchase Orders executed pursuant hereto, embodies the parties' entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties relating thereto. In the event of any inconsistencies

between the terms of this Agreement and the terms contained in any Purchase Order, or any other document or instrument related to the purchase or sale of Products, the terms of this Agreement shall prevail.

20.5 No amendment of any provision of this Agreement shall be effective unless set forth in a writing signed by a representative of each party, and then only to the extent specifically set forth therein. Without limiting the generality of the foregoing, terms and conditions that may be included in any pre-printed forms of quotation or invoice shall have no effect, and neither PS nor Manufacturer shall have any rights thereunder or be bound thereby, regardless of whether PS submits a Purchase Order pursuant to such quotation or makes payment under such invoice, unless PS's authorized representative agrees to such terms and conditions in writing.

20.6 All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable, it is the intention of the parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

20.7 Neither party shall be deemed to have waived any of its rights, powers, privileges or remedies under this Agreement or at law unless such waiver is in writing executed by the party granting the waiver. Without limiting the generality of the foregoing, no course of dealing on the part of either party, nor any failure or delay by either party with respect to exercising any of its rights, powers, privileges or remedies under this Agreement or at law shall operate as a waiver thereof. No waiver by a party of any condition or the breach of any provision of this Agreement in any one or more instances shall be deemed a further or continuing waiver of the same or any other condition or provision.

20.8 Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision of this Agreement. A reference to a section shall include references to each of the subsections thereunder.

20.9 This Agreement, all schedules and Purchase Orders executed hereunder, and all amendments, modifications, alterations or supplements hereto and thereto, and the rights of the parties hereunder and thereunder, shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to any conflict of law principles.

20.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures appear on the following page. Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to exec[ute this]
Agreement effective as of the date first above written.

PURESPECTRUM, INC.

By: [signature]
Name: Leo L. Vanotta
Title: President/CEO

Arcata Electronics

By: [signature]
Name: La an-zuo
Title: Executive Vice President

6-8-09